News Release

Brooke Capital Corporation Names James Woods to Board of Directors

OVERLAND PARK, Kan., Aug. 12, 2008 – Brooke Capital Corporation (AMEX: BCP) is pleased to announce the appointment of James Woods to the company’s board of directors. Woods will join the board’s Audit and Compensation Committees. His appointment brings Brooke Capital into compliance with AMEX guidelines regarding boards of directors.

“James brings a wealth of management and leadership experience to our board of directors,” said Kyle Garst, chief executive officer of Brooke Capital Corporation. “We look forward to his contributions and insight.”

Woods most recently served as senior vice president and treasurer of Security Benefit Life Insurance Company and Security Benefit Group from 1985 to 1997. He was also president of Merit Corporation, a Des Moines, Iowa-based real estate syndicator and investment firm from 1981 to 1985.

Additionally, Woods previously served as president and a director of Junior Achievement, treasurer and director of the Iowa Episcopal Corporation and treasurer and a director of the Salvation Army. He also chaired the government division of the United Way campaign of Greater Des Moines. Woods is a past president and a director of the Des Moines Society of Financial Analysts and served as a director for the Financial Analysts Federation of America and the Financial Executives of Iowa.

About Brooke Capital Corporation:
Brooke Capital Corporation (AMEX: BCP) is an Overland Park, Kan.-based insurance organization founded in 1997. Brooke Capital is the parent company of Brooke Investments Inc., First Life America Corporation, a life insurance company, and Brooke Capital Advisors Inc., a loan consultant for managing general insurance agencies.

Contact: Lisa Mussman, 785-543-3199 ext. 561 or lisa.mussman@brookeagent.com